September 2009 Filed pursuant to Rule 433 dated August 25, 2009 relating to Preliminary Pricing Supplement No. 173 dated August 25, 2009 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS Opportunities in International Equities
Jump Securities Based on the Value of the MSCI India Index due October 27, 2010
Jump Securities offer the opportunity for investors to earn a return based on the performance of the MSCI India Index.  Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee the return of 100% of the principal at maturity.  Instead, at maturity, you will receive a positive return on the Securities equal to 18% to 22%, which we refer to as the upside payment, if the index value on the valuation date is, at all, above the initial index value.  If, on the other hand, the index value on the valuation date is at or below the initial index value, you will receive for each $10 stated principal amount of Securities that you hold, a payment that is equal to or less than the stated principal amount of $10 by an amount that is proportionate to any percentage decrease from the initial index value.  This amount may be significantly less than the stated principal amount of the Securities and may be zero. The Securities are senior unsecured obligations of Morgan Stanley, and all payments on the Securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	MSCI India Index
Aggregate principal amount:	$
Stated principal amount:	$10 per Security
Issue price:	$10 per Security (see “Commissions and Issue Price” below)
Pricing date:	September , 2009
Original issue date:	September , 2009 (5 business days after the pricing date)
Maturity date:	October 27, 2010
Payment at maturity (per Security):
•   If the final index value is greater than the initial index value:
$10 + the upside payment
•   If the final index value is less than or equal to the initial index value:
$10 x the index performance factor
This amount will be less than or equal to the stated principal amount of $10.
There is no minimum payment at maturity.

Upside payment:
$1.80 to $2.20 per Security (18% to 22% of the stated principal amount).  The actual upside payment will be determined on the pricing date.
Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.80 to $12.20 per Security.

Index performance factor:	final index value / initial index value
Valuation date:	October 22, 2010, subject to adjustment for non-index business days and certain market disruption events
Initial index value:	The closing value of the underlying index on the index business day immediately following the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Listing:	The Securities will not be listed on any securities exchange.
CUSIP:	617484761
ISIN:	US6174847615
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security	$10	$0.15	$9.85
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor.  The lowest price payable by an investor is $9.95 per Security.  Please see “Syndicate Information” on page 7 for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 173 dated August 25, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008
 THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

Jump Securities Based on the Value of the MSCI India Index due October 27, 2010

Investment Overview

The Jump Securities Based on the Value of the MSCI India Index due October 27, 2010, which we refer to as the Securities, provide investors the opportunity for a fixed positive return of 18% to 22% if the underlying index appreciates at all from the initial index value.

The Securities can be used:

▪	As an alternative to direct exposure to the underlying index that provides an enhanced fixed return for a certain range of price performance of the underlying index.

▪	To potentially enhance returns in a moderately bullish scenario, if the index has increased at all on the final valuation date of the Securities

The Securities are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	13 months
Upside payment:	$1.80 to $2.20 per Security (18% to 22% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Minimum payment at maturity:	There is no minimum payment at maturity.

MSCI India Index Overview

The MSCI India Index is a free float-adjusted market capitalization index intended to represent Indian companies that are available to investors worldwide.  Securities listed on the National Stock Exchange of India and the Mumbai Stock Exchange are eligible for inclusion in the MSCI India Index.  As of August 21, 2009, the MSCI India Index was composed of 59 underlying stocks.  The sector weightings of the MSCI India Index as of August 21, 2009 were as follows:

Sector	Weighting
Financial:	24.484%
Energy:	18.880%
Information Technology:	14.794%
Industrials:	9.885%
Materials:	9.515%
Utilities:	6.733%
Consumer Staples:	5.781%
Consumer Discretionary:	4.423%
Health Care:	3.282%
Telecommunications:	2.223%

The MSCI India Index was developed with a base value of 100 as of December 31, 1992.  The Securities are linked to the MSCI India Index and not the MSCI India Total Return Index.

Underlying index information as of close on August 20, 2009:

Bloomberg Ticker Symbol:	MXIN
Current Index Level:	593.42
52 Weeks Ago:	588.49
52 Week High (on 8/3/2009):	629.88
52 Week Low (on 3/9/2009):	314.65

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Jump Securities Based on the Value of the MSCI India Index due October 27, 2010

The following graph illustrates the historical closing values of the underlying index from January 1, 2004 through August 20, 2009.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying index cannot be taken as an indication of its future performance.

Historical Closing Values of the MSCI India Index January 1, 2004 through August 20, 2009

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Jump Securities Based on the Value of the MSCI India Index due October 27, 2010

Key Investment Rationale

Investors will receive a positive return on the Securities if the index value on the valuation date is above the initial index value.

Scenario 1
The final index value is greater than the initial index value.  In this scenario, each Security redeems for $11.80 to $12.20 per Security (118% to 122% of the stated principal amount), as determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.80 to $12.20 per Security, and your return may be less than if you invested in the underlying index directly.

Scenario 2
The final index value is less than or equal to the initial index value.  In this scenario, each Security redeems for less than the stated principal amount of $10 by an amount proportionate to the decrease in the value of the underlying index from the initial index value.  There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is limited.

▪	The Securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Securities.

▪	The market price of the Securities may be influenced by many unpredictable factors, including the value and volatility of the underlying index and the component stocks of the underlying index.

▪	The Securities will not be listed on any securities exchange and secondary trading may be limited.

▪	There are risks associated with investments in securities linked solely to the value of Indian equity securities.

▪	The Securities are subject to significant currency exchange risk, which could materially and adversely affect their value.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors.

▪	Investing in the Securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪	Adjustments to the MSCI India Index by the index publisher could adversely affect the value of the Securities.

▪	The U.S. federal income tax consequences of an investment in the Securities are uncertain.

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Jump Securities Based on the Value of the MSCI India Index due October 27, 2010

Fact Sheet

The Securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of Securities that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based on the closing value of the underlying index on the valuation date.  The Securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2009	September , 2009 (5 business days after the pricing date)	October 27, 2010, subject to postponement due to non-index business days and certain market disruption events
Key Terms
Issuer:	Morgan Stanley
Underlying index:	MSCI India Index
Underlying index publisher:	MSCI Inc. (“MSCI”)
Aggregate principal amount:	$
Issue price:	$10 per Security
Stated principal amount:	$10 per Security (see “Syndicate Information” on page 7)
Denominations:	$10 and integral multiples thereof
Interest:	None
Payment at maturity:
•   If the final index value is greater than the initial index value:
$10 + the upside payment
•   If the final index value is less than or equal to the initial index value:
$10 x the index performance factor
This amount will be less than or equal to the stated principal amount of $10.
There is no minimum payment at maturity.
Please see “How the Jump Securities Work” on page 8.

Upside payment:
$1.80 to $2.20 per Security (18% to 22% of the stated principal amount).  The actual upside payment will be determined on the pricing date.
Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.80 to $12.20 per Security.

Index performance factor:	final index value / initial index value
Valuation date:	October 22, 2010, subject to adjustment for non-index business days and certain market disruption events
Initial index value:	The closing value of the underlying index on the index business day immediately following the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Risk factors:	Please see “Risk Factors” on page 9.

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Jump Securities Based on the Value of the MSCI India Index due October 27, 2010

General Information
Listing:	The Securities will not be listed on any securities exchange.
CUSIP:	617484761
ISIN:	US6174847615
Minimum Ticketing Amount:	100 Securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a Security.

Assuming this treatment of the Securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange, and

▪    upon sale, exchange or settlement of the Securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the Securities for more than one year at the time of sale, exchange or settlement, and short-term capital gain or loss otherwise.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks

September 2009	Page 6

Jump Securities Based on the Value of the MSCI India Index due October 27, 2010

constituting the MSCI India Index, in futures and/or options contracts on the MSCI India Index or its component stocks listed on major securities markets, or positions in any other available securities or instruments.  Such purchase activity could potentially affect the initial value of the MSCI India Index, and therefore could affect the value at which the MSCI India Index must close on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the Securities.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Supplemental information regarding plan of distribution:
The agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the Securities	Selling concession	Principal amount of Securities for any single investor
$10	$0.150	<$1MM
$9.975	$0.125	≥$1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.950	$0.100	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Jump Securities Based on the Value of the MSCI India Index due October 27, 2010

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Securities for a range of hypothetical percentage changes in the underlying index.  The graph is based on the following terms:

Stated principal amount:	$10 per Security

Hypothetical upside payment:	$2.00 per Security (20% of the stated principal amount)

Minimum payment at maturity:	None

Jump Securities Payoff Diagram

How it works

▪
Where the final index value is greater than the initial index value, the payment at maturity on the Securities reflected in the graph above is greater than the $10 stated principal amount per Security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $2.00 per Security.  In the payoff diagram above, an investor will realize the payment at maturity of $12.00 per Security at any final index value greater than 100% of the initial index value.

▪
Where the final index value is less than or equal to the initial index value, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease from the initial index value. For example, if the underlying index has decreased by 25%, the payment at maturity will be $7.50 per Security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

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Jump Securities Based on the Value of the MSCI India Index due October 27, 2010

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the Securities.

▪
The Securities do not pay interest or guarantee return of any of your investment.  The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Security by an amount proportionate to the decrease in the value of the underlying index. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose your entire investment.  See “How the Jump Securities Work” beginning on page 8.

▪
Appreciation potential is limited.  Where the final index value is greater than the initial index value, the appreciation potential of the Securities is limited to the upside payment of $1.80 - $2.20 per Security (18% to 22% of the stated principal amount), to be determined on the pricing date, even if the final index value is significantly greater than the initial index value.  See “How the Jump Securities Work” beginning on page 8.

▪
The Securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Securities.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity, and, therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including:

o	(i) the value, volatility and dividend yield of the underlying index;

o	(ii) spot and forward exchange rates of the Indian rupee relative to the U.S. dollar;

o	(iii) intervention in the currency markets by the governments or monetary authorities of India, the United States or other countries;

o	(iv) interest rate levels in the United States and India and the differentials between such levels;

o	(v) volatility of the Indian rupee / U.S. dollar exchange rates;

o	(vi) geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the underlying index, the India securities market or the foreign exchange markets;

o	(vii) time remaining to maturity;

o	(viii) the composition of the underlying index and changes in the constituent stocks of the underlying index; and

o	(vii) any actual or anticipated changes in our credit ratings or credit spreads.

You may receive less, and possibly significantly less, than the stated principal amount per Security if you try to sell your Securities prior to maturity. The underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Information about the Underlying Index—Historical Information”.

▪
The Securities will not be listed and secondary trading may be limited.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co.

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Jump Securities Based on the Value of the MSCI India Index due October 27, 2010

were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

▪
There are risks associated with investments in securities linked solely to the value of Indian equity securities.  Investments in securities linked to the value of Indian equity securities involve risks associated with the securities market in India, including risks of volatility in such market, governmental intervention and cross-shareholdings in companies.  There is a difference between India and the United States in the level of regulation and monitoring of the securities markets and the activities of investors, brokers and other market participant.  Also, there is generally less publicly available information about Indian companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and Indian companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The Securities and Exchange Board of India is responsible for improving disclosure and regulating insider trading and other matters for the Indian securities markets.  The prices of securities issued in the Indian markets may be affected by political, economic, financial and social factors in India, or the global region, including changes in government, economic and fiscal policies and currency exchange laws.  Moreover, the economy in India may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The Securities are subject to significant currency exchange risk, which could materially and adversely affect their value. Because the closing prices of the Securities constituting the underlying index are converted into U.S. dollars for purposes of calculating the value of the underlying index, fluctuations in the exchange rate of the Indian rupee relative to the U.S. dollar will affect the value of your investment.  Exposure to this currency exchange risk will depend on the extent to which the Indian rupee strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Indian rupee, the value of the underlying index will be adversely affected, and the payment at maturity on the Securities may be reduced. The Indian government generally allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India would, pursuant to its monetary policies, intervene were it to deem such intervention necessary to reserve stability.  The Reserve Bank of India has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India.  Though restrictions on current account transactions have been substantially eased since 1999, the Reserve Bank of India continues to exercise control over capital account transactions.  Factors that might affect the likelihood that the government would impose or continue to impose these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and other political constraints to which India may be subject.  In the future, the Indian government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Indian rupee in ways that may be adverse to your interests.  The exchange rate is also influenced by political or economic developments in India, the United States or elsewhere and by macroeconomic factors and speculative actions.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in India and the United States, including economic and political developments in other countries.  Thus, the trading value of the Securities as well as the amount payable at maturity or upon an early repurchase by us may be affected by the actions of the Indian government, by currency fluctuations in response to other market forces and by the movement of currencies across borders.  You can review the historical exchange rates of the Indian rupee relative to the U.S. dollar under “Information About the Underlying Index–Historical Information” beginning on page 13 below.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Securities.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the Securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could affect the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the Securities.  Additionally, such hedging or trading activities during the term of the Securities,

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including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well the cost of hedging the issuer’s obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.  As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Investing in the Securities is not equivalent to investing in the underlying index.  Investing in the Securities is not equivalent to investing in the underlying index or its component stocks.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Securities.  The publisher of the underlying index may add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the Securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index.  MS & Co. could have an economic interest that is different than that of investors in the Securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the Securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance.

▪
The U.S. federal income tax consequences of an investment in the Securities are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Securities.  If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, U.S. investors could be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective

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dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Index

The MSCI India Index.  The MSCI India Index, which is calculated, maintained and published by MSCI Inc. (“MSCI”), is a free float-adjusted market capitalization index intended to reflect the sectoral diversity of the Indian equity market and to represent Indian companies that are available to investors worldwide.  Securities listed on the National Stock Exchange of India and the Mumbai Stock Exchange are eligible for inclusion in the MSCI India Index. The MSCI India Index was developed with a base value of 100 as of December 31, 1992. The MSCI India Index is reported by Bloomberg Financial Markets under ticker symbol “MXIN.”. For additional information about the MSCI India Index, see the information set forth under “Description of Securities—The Index” in the accompanying preliminary pricing supplement.

License Agreement between MSCI and Morgan Stanley.  “MSCI India IndexSM” is a  service mark of MSCI and has been licensed for use by Morgan Stanley.  See “Description of Securities—License Agreement between MSCI and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information

The first table below sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2004 through August 20, 2009.  The closing value of the underlying index on August 20, 2009 was 593.42.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of future performance.  No assurance can be given as to the level of the underlying index on the valuation date.

The following table set forth the published high, low and end-of-quarter exchange rates for the Indian rupee (“INR”) relative to the U.S. dollar (“USD”) for each quarter in the period from January 1, 2004 through August 20, 2009, and the related graph sets forth the exchange rates of the Indian rupee relative to the U.S. dollar for the same period.  You cannot predict the future performance of the Indian rupee relative to the U.S. dollar based on its historical performance.

The exchange rate for the Indian rupee is expressed as the number of Indian rupees per one U.S. dollar.  As a result, a decrease in the exchange rate means that the Indian rupee has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the Indian rupee to purchase one (1) U.S. dollar.   Conversely, an increase in the exchange rate means that the Indian rupee has depreciated / weakened relative to the U.S. dollar.  This means that it takes more Indian rupees to purchase one (1) U.S. dollar.

We obtained the information in the tables and graph below from Bloomberg Financial Markets, without independent verification.

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MSCI India Index	High	Low	Period End
2004
First Quarter	258.25	221.22	230.78
Second Quarter	244.16	184.92	201.63
Third Quarter	233.02	202.73	232.08
Fourth Quarter	273.14	233.77	273.14
2005
First Quarter	284.14	251.76	267.73
Second Quarter	296.25	251.63	296.25
Third Quarter	347.40	293.40	346.45
Fourth Quarter	382.87	310.70	382.87
2006
First Quarter	459.90	378.80	459.21
Second Quarter	513.16	356.61	427.45
Third Quarter	501.39	402.78	501.39
Fourth Quarter	562.05	490.95	560.78
2007
First Quarter	596.72	502.20	530.63
Second Quarter	598.57	505.83	598.57
Third Quarter	701.91	564.57	701.91
Fourth Quarter	855.12	707.32	855.12
2008
First Quarter	884.84	603.56	634.96
Second Quarter	723.81	544.61	544.61
Third Quarter	619.67	499.17	508.84
Fourth Quarter	514.70	322.59	369.22
2009
First Quarter	399.75	314.65	378.19
Second Quarter	607.92	386.38	568.95
Third Quarter (through August 20, 2009)	629.88	527.41	593.42

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INR (# INR / 1 USD)	High	Low	Period End
2004
First Quarter	45.6400	43.6000	43.6000
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.4600
2005
First Quarter	43.9300	43.4200	43.7450
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.1275	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6012	46.0400
Third Quarter	46.8750	45.7700	45.8675
Fourth Quarter	45.8800	44.2700	44.2700
2007
First Quarter	44.6575	43.0350	43.4750
Second Quarter	43.1450	40.4900	40.7225
Third Quarter	41.3162	39.7035	39.8450
Fourth Quarter	39.9000	39.2775	39.4125
2008
First Quarter	40.7300	39.2650	40.1175
Second Quarter	43.0400	39.7650	43.0400
Third Quarter	46.9550	42.0637	46.9550
Fourth Quarter	50.2900	46.6100	48.8025
2009
First Quarter	51.9700	48.2550	50.7300
Second Quarter	50.5200	46.9475	47.9050
Third Quarter (through August 20, 2009)	49.0825	47.5175	48.7050

Indian rupee January 1, 2004 to August 20, 2009 (expressed as units of INR per 1 USD)

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